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                        IN THE UNITED STATES DISTRICT COURT
                         FOR THE NORTHERN DISTRICT OF TEXAS
                                  DALLAS DIVISION


EUROMED, INC.,
Plaintiff,

                                               CIVIL ACTION NO.
Vs.
                                               3-97-CV-0322-H

GREGORY ALAN GAYLOR,
Defendant.


                                 CONTEMPT ORDER

     On the 6th day of March, 1998, the Court heard evidence at a show cause hearing to determine whether Defendant Gregory Alan Gaylor ("Gaylor") and Jan Bouwman ("Bouwman") should be held in contempt of Court am requested in Plaintiff Euromed, Inc.'s ("EuroMed") Motion for Contempt. Gaylor and Bouwman did not file any responsive pleading to Plaintiff's motion for contempt. EuroMed appeared at the show cause hearing by and through its attorneys of record and Gaylor appeared at the show cause hearing PRO SE. Bouwman did not appear at the show cause hearing. The Court received evidence from EuroMed and Gaylor and makes the following findings and orders:

     1. The Court again finds that Gaylor was properly served with the Summons and Complaint in this case on March 27, 1997.

     2. The Court finds that the Final Judgment dated July 29, 1997 woo properly served on Gaylor and is valid and subsisting in all respects.

     3. The Court finds that Gaylor and Bouwman were validly served with and had actual notice of the Final Judgment, Plaintiff's motion for Contempt, and the Court's Show Cause Orders dated January 12, 1998.

     4. The Court adopts the Findings of Fact and Conclusions of Law EuroMed submitted in its Pretrial order dated February 27, 1998, and further finds that clear and convincing evidence was presented that Gaylor and Bouwman failed to comply with the Final Judgment, and specifically finds that Gaylor and Bouwman wore ordered to but failed to comply with sections 13(d), 14(d), and 14(e) of the Securities Exchange Act of 1934 and rules promulgated thereunder.

     5. The Court finds that EuroMed has suffered harm as a result of Gaylor's and Bouwman's actions and that it will suffer irreparable harm unless EuroMed is granted the further relief set forth in this order.

     6. The Court renders Judgment holding Gaylor and Bouwman in contempt of Court for violating the Final Judgment.

     7. The court finds beyond a reasonable doubt that Gaylor and Bouwman willfully and intentionally failed to comply with the Final Judgment, end although they will not be taken into custody at this time, they will be incarcerated for any further violations of the Final Judgment or the court's orders.
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     8. It is hereby Ordered, Adjudged, and Decreed that Gaylor and Bouwman, and any persons acting in concert or participation with them, are permanently enjoined and prohibited from voting any shares of Euromed stock based on any proxies that they have solicited and/or received through the date of this order.

     9. It is further Ordered, Adjudged, and Decreed that Gaylor and Bouwman shall continue to be in contempt of Court unless and until they disclaim and/or relinquish in writing, on or before March 23, 1998, any interest in any shares of EuroMed stock, including the ability to vote those shares, based on any proxies that they solicited and/or received through the date of this Order.

     10. It is further Ordered, Adjudged, and Decreed that Gaylor and Bouwman shall not solicit any further EuroMed proxies unless and until they fully comply with the federal securities laws and this Court's Final Judgment and orders, and that their failure to do so will result in their incarceration.

     11. It is further Ordered, Adjudged, and Decreed that Gaylor and Bouwman are, jointly and severally, ordered to immediately pay to EuroMed $5,000.00 for the expenses and attorneys, fees that EuroMed incurred in filing and prosecuting its motion for contempt.

     12. It in further Ordered, Adjudged, and Decreed that all costs of court in this proceeding are taxed against Gaylor.

     SIGNED this ____day of March, 1998.

UNITED STATES DISTRICT JUDGE